UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2014

HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 906-8555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.  Entry into a Material Definitive Agreement.

Incorporated from Item 8.01 with respect to the amendment to the Services Agreement (as defined below).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Incorporated from Item 8.01 with respect to the resignation of Philip A. Falcone as the registrant’s Chief Executive Officer and Chairman of the board of directors (the “Board”), and the resignation of Keith M. Hladek as director, each effective December 1, 2014.

Item 8.01 Other Information.

On November 25, 2014, Harbinger Group Inc. (“HGI” or the “Company”) announced that Mr. Falcone, Chief Executive Officer of the Company and Chairman of the Board, effective December 1, 2014, has resigned from his positions with the Company. Joseph S. Steinberg, an independent member of the Board, will become nonexecutive Chairman of the Board effective December 1, 2014.  The Company’s senior management team, led by its President, Omar Asali, will work with the Board to ensure a smooth transition and to continue to execute on the Company’s existing business strategy.  HGI will name a Chief Executive Officer upon the completion of a search process.

Mr. Steinberg is the Chairman of the Board of Directors of Leucadia National Corporation (“Leucadia”). He has served as a director of Leucadia since December 1978 and as President from January 1979 until March 1, 2013, when he became Chairman of the Leucadia board. Mr. Steinberg has served as Chairman of the Board of Directors of HomeFed Corporation since 1999 and as a HomeFed director since 1998. Mr. Steinberg serves on the board of directors of Crimson Wine Group, Ltd. Mr. Steinberg has managerial and investing experience in a broad range of businesses through his many years as President and a director of Leucadia and its affiliates.

On November 25, 2014, Keith M. Hladek resigned from the Board effective December 1, 2014.

In connection with Mr. Falcone’s resignation, on November 25, 2014, the Company and Mr. Falcone entered into a Separation and General Release Agreement (the “Separation Agreement”) that, among other things, provides Mr. Falcone, in exchange for signing a general release of claims in favor of the Company and agreeing to various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement, confidentiality, and cooperation, with (i) a lump sum separation payment consisting of (x) $20,500,000 as a one-time payment, (y) $16,500,000 in respect of Mr. Falcone’s previously awarded fiscal year 2014 annual bonus and (z) $3,300,000 in respect of Mr. Falcone’s pro-rata bonus for fiscal year 2015 for service through December 1, 2014 based on anticipated results; and (ii) the continued vesting of warrants to purchase up to 3,000,000 shares of the Company’s common stock previously granted to Mr. Falcone under the Harbinger Group Inc. 2014 Warrant Plan and Warrant Agreement, dated March 10, 2014, as if Mr. Falcone remained employed with the Company through each applicable vesting date.

The Separation Agreement further provides, among other things, that for a period of two years from the date of Mr. Falcone’s resignation, without the approval of a majority of the directors on the Board, Mr. Falcone shall not and shall cause his affiliates not to (i) enter into or seek to enter into a business combination involving the Company, (ii) seek representation or control of the Board or affairs of the Company, (iii) purchase or acquire additional securities of the Company, (iv) make certain proposals or solicit such proxies, or (v) have any discussions or enter into any arrangements with, or assist any other person in connection with any of the foregoing.

In addition, the Separation Agreement provides that if certain terms and conditions are satisfied then, from the date on which such terms and conditions are satisfied until November 25, 2015, the Company shall use its commercially reasonable efforts to sell its shares of HC2 Holdings, Inc.

In connection with the foregoing, it is anticipated that the Company will, after a period of transition, cease receiving and providing services to Harbinger Capital Partners LLC (“HCP” and together with the Company, the “Parties”) pursuant to the terms of an existing Services Agreement, by and between the Company and HCP, dated November 14, 2012 (the “Services Agreement”). Accordingly, on November 25, 2014, the Company and HCP entered into an amendment (the “Amendment”) to that Services Agreement providing for, among other things, that (i) the Parties may terminate the Services Agreement upon 90 days advance written notice to the other Party, (ii) the Parties must provide cooperation in connection with the transferring of services provided under the Services Agreement and (iii) HCP shall return the Company’s property upon termination of the Services Agreement.

A Special Committee of independent members of the Board, advised by outside legal counsel and other advisors, reviewed, negotiated and recommended for approval to the Board the foregoing matters (including the Separation Agreement and the Amendment), which were then approved by the Board.

The foregoing summary of the Separation Agreement and the Amendment are qualified in their entirety by reference to the text of the Separation Agreement and the Amendment, which are filed hereto as Exhibit 10.1 and 10.2, respectively, each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

10.1	Separation and General Release Agreement, dated as of November 25, 2014, by and between Harbinger Group Inc. and Philip A. Falcone.

10.2	Amendment to the Services Agreement, dated as of November 25, 2014, by and between Harbinger Group Inc. and Harbinger Capital Partners LLC.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
	Name:	Ehsan Zargar
	Title:	Senior Vice President, Deputy General Counsel & Corporate Secretary

Dated: November 26, 2014

Exhibit Index

Exhibit Number	Description

10.1	Separation and General Release Agreement, dated as of November 25, 2014, by and between Harbinger Group Inc. and Philip A. Falcone.

10.2	Amendment to the Services Agreement, dated as of November 25, 2014, by and between Harbinger Group Inc. and Harbinger Capital Partners LLC.